Exhibit 1

                                    AGREEMENT


         The undersigned each agree that the Schedule 13D being filed in connection with their respective ownership of common stock in AMB Financial Corporation on or about August 8, 2000, is being filed by the undersigned as a group.

         CONFIRMED AND AGREED TO:


         /s/ CLEMENT B. KNAPP, JR.       /s/ DENISE L. KNAPP
         --------------------------      -------------------------
         Clement B. Knapp, Jr.           Denise L. Knapp


         Date:    August 8, 2000         Date:    August 8, 2000